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                                  Exhibit 4.1



                     1993 Nonstatutory Stock Option Plan of
                          Southern Banking Corporation





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                     1993 NONSTATUTORY STOCK OPTION PLAN OF
                          SOUTHERN BANKING CORPORATION



1.       PURPOSE:

                 The purpose of the 1993 Nonstatutory Stock Option Plan of SOUTHERN BANKING CORPORATION, as amended (hereinafter referred to as the "PLAN") is to provide a special incentive to the directors and selected key employees of SOUTHERN BANKING CORPORATION and/or its subsidiaries (hereinafter referred to as the "BANK") to promote the Bank's business. The Plan is designed to accomplish this purpose by offering such directors and employees an opportunity to acquire common stock of the Bank so they will share in the Bank's success.

2.       ADMINISTRATION:

                 (A) The Plan shall be administered by an Option Committee to be established by the Board of Directors of the Bank (the "BOARD").

                 (B) The Option Committee shall be composed of not less than three (3) Directors of the Bank appointed by the Board of Directors. Members of the Committee shall serve at the pleasure of the Board of Directors. Vacancies occurring in the membership of the Committee shall be filled by appointment by the Board of Directors. The committee shall meet from time to time. A majority of the Committee shall constitute a quorum thereof and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or the acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee.

         The Committee shall have the authority, consistent with the Plan:

                 a. To determine the time or times when options shall be granted and the
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                 number of shares of common stock to be subject to each option, subject to the limitations contained in Paragraph 6;

                 b. To determine the method of payment of the option price by each participant, subject to the limitations contained in Paragraph 6;

                 c. To determine the time or times when each option becomes exercisable and the duration of the exercise period, subject to the limitations contained in Paragraph 6.

                 d. To recommend to the Board for its approval the form or forms of the instruments evidencing any options granted under the Plan and of any other instruments required under the Plan, and to change such forms from time to time;

                 e. To establish, amend and rescind rules and regulations for the administration of the Plan and the options for its own acts and proceedings; and

                 f. To decide all questions and settle all controversies and disputes which may arise in connection with the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all parties concerned.

3.       PARTICIPANTS:

         Plan participants shall be directors and certain key employees of the Bank as identified by the Bank. All participants shall be approved by the Board of Directors.

4.       LIMITATIONS:

         Any stock option plan approved by the Bank must meet all applicable regulations of





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both the Internal Revenue Service and the Florida Department of Banking and
Finance, and must be approved by the shareholders of the Bank, as well as the Bank's legal counsel. The total number of shares of stock of the Bank which may be issued under this Plan and any other plans adopted by the Bank shall not exceed TWENTY (20%) PERCENT of the Bank's total authorized shares.

5.       STOCK TO BE ISSUED:

         The stock to be subject to options under the Plan shall be shares of SOUTHERN BANKING CORPORATION common capital stock of $2.00 per share par value. Stock to be issued under the Plan shall constitute an original issue of authorized stock.

6.       TERMS AND CONDITIONS OF OPTIONS:

         All options granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions as the Committee shall determine to be appropriate to accomplish the purpose of the Plan:

         a. TOTAL OPTIONS: The total number of shares of Bank stock which may be issued under this Plan together with the shares that may be issued under any other option plans adopted by the Bank shall not exceed TWENTY (20%) percent of the Bank's total authorized shares.

         b. OPTION PRICE: The price at which each of the options granted under this Plan may be exercised shall be established by the Board. This price shall be not less than the greater of the fair market value of the stock as of the date the option is granted or the par value of such shares. If such shares are not publicly traded, the book value shall be substituted for the fair market value.





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         c.      VESTING AND PERIOD OF OPTIONS:  Subject to the conditions
stated below, for each option granted the Option Committee shall determine the time or times when each option becomes exercisable and the duration of the exercise period.

         All options allocated to a participant, whether granted or ungranted, shall become immediately granted (vested) and exercisable upon sale or change in the control of the Bank, provided, however, that the Bank in the said sale shall have the right to treat the same as having been exercised and to distribute either cash proceeds or exchange stock on the basis of exchange value less the exercised price. For purposes of this paragraph, the term "sale or change in control of the Bank" is not meant to encompass an internal reorganization.

         The participant must be employed by the Bank or serve on the Board of Directors of SOUTHERN BANKING CORPORATION or any of its subsidiaries on the grant date in order to be granted an option.

         d. NOTICE OF INTENT TO EXERCISE: A participant electing to exercise an option shall give written notice to the Bank, as specified by the Committee, of his/her election and the number of shares he/she has elected to purchase. The options may be exercisable at one time or in installments in multiples of 500 shares. Such notice shall be accompanied by such instruments or documents as may be required by the Committee, and unless otherwise directed by the Committee, the participant shall, at the time of exercise, tender the purchase price of the share he/she has elected to purchase.

         e. PAYMENT FOR ISSUANCE OF SHARES: Upon exercise of any option granted hereunder, payment in full shall be made at the time of such exercise for all shares





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then being purchased.  No part of the option share price may be paid for with previously issued shares.

         The Bank shall not be obligated to issue any shares of stock upon the exercise of any option granted pursuant to the Plan unless and until, in the opinion of the Bank's counsel, all applicable laws and regulations have been complied with, nor, in the event the authorized stock is at the time listed upon any stock exchange, unless and until the shares to be issued have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of shares have been approved by the Bank's counsel. Without limiting the generality of the foregoing, the Bank may require from the participant such investment representation or such agreement, if any, as counsel for the Bank may consider necessary in order to comply with the Securities Act of 1933, the Florida Department of Banking and Finance, and the Federal Deposit Insurance Corporation rules and regulations, and any applicable state or federal requirements and acts as then in effect. A participant shall have the rights of a stockholder only as to shares actually acquired by him/her under the Plan.

         f. NONTRANSFERABILITY OF OPTIONS: No option may be transferred by the participant other than by will or by the laws of descent and distribution, and during the participant's lifetime the option may be exercised only by him/her.

         g.      [deleted]

         h. TERMINATION OR RETIREMENT: If the employment with SOUTHERN BANKING CORPORATION or any





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of its subsidiaries of a participant terminates for any reason other than his/her death (such termination shall include the participant's retirement), any options which remain unexercised 120 days after termination may not subsequently be exercised by the participant. For purposes of this sub-paragraph, a participant's employment shall not be considered terminated in the case of total and permanent disability, partial disability, sick leave or other bona fide leave of absence otherwise allowed by the Bank. In the event of termination of employment due to deliberate, willful, or gross misconduct as determined by the Bank, the conviction of a felony, the conviction of any crime involving moral turpitude or unethical business practices, conduct involving an intentional violation of the Bank's rules and procedures, an intentional violation any statute, rule or regulation governing the operation of the Bank, conduct which brings or is likely to bring discredit to the Bank, or the misuse of any confidential information which comes to the participant's attention by virtue of his/her position, all unexercised options of such participant shall immediately terminate and all rights thereon shall cease.

         i. DEATH OF PARTICIPANT: If a participant dies at a time when he/she is entitled to exercise an option, then at any time or times within one
(1) year after his/her death (or such further period as the Committee may allow) such option may be exercised, as to all or any of the shares which the participant was entitled to purchase immediately prior to his/her death, by his/her executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, and except as so exercised such option shall expire at the end of such period. In no event, however, may an option be exercised after the expiration period as defined in Paragraph 6(c).





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         j.      INCOME TAX WITHHOLDING:  At the time options granted pursuant to this Plan are exercised, the Committee is responsible for causing the Bank to properly withhold income taxes upon the amounts transferred.

7.       REGISTRATION OF CERTIFICATES:

         Certificates representing shares of Common Stock may be registered either in the name of the recipient of an option or in the name or names of his Successors. Certificates may also be registered in the names of the recipient and another person, in which case such certificates will be registered in the names of the recipient and such other person as "joint tenants with the right of survivorship and not as tenants in common." Designation of the appropriate form of registration of certificates shall be made in the written notice given to the Bank upon exercise of an option.

8.       EXPENSES OF PLAN:

         All costs of and for the formulation and administration of the Plan will be an expense of the Bank.

9.       CHANGES IN STOCK:

         In the event the Bank shall at any time declare a stock dividend on its common capital stock, $3.00 par value, or shall split up or subdivide or combine the outstanding shares of its common capital stock, the number of shares which are the subject of any option issued under this Plan shall be proportionately increased or decreased as the case may be. In the event that there may be a dispute between the interested parties as to the precise amount of any such adjustment, the determination of the certified public accountants customarily used by the Bank to audit its books and records shall be





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determinative of the matter.

10.      EMPLOYMENT RIGHTS:

         The adoption of the Plan does not confer upon any employee of the Bank any right to continue employment with the Bank, nor does it interfere in any way with the right of the Bank to terminate the employment of any of its employees at any time.

11.      AMENDMENTS:

         The Board of Directors of the Bank may at any time or times amend or terminate the Plan or amend any outstanding option or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations, or for any other purpose which may at the time be permitted by law, provided that except to the extent required or permitted under Section 8, no such amendment shall, without the approval of the stockholders of the Bank, increase the maximum number of shares available under the Plan. Furthermore, the Board of Directors may not, without the consent of the participant, void or diminish options previously granted, withdraw the administration of the Plan from a committee of directors, alter the assignability of an option, nor increase or accelerate the conditions and actions required for the exercise of the same, except if the participant is discharged from the Bank's employment under the conditions set forth in Section 6(h). Neither the Committee nor the Board of Directors may substantially change the options after the commencement of negotiations that results in a vesting for sale purposes as described in Paragraph 6(c). All amendments shall be presented to the Bank's shareholders for approval, such approval requiring the favorable vote of a majority of the total number of votes eligible to be cast at a duly called meeting.





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12.      TAX PLANNING:

         The Bank disclaims all responsibility for determining and advising optionees as to the tax consequences that the Plan will impose on each optionee. All grantees of stock options under the Plan should seek and follow the advise of independent tax counsel regarding the deferral of any or all benefits earned under the Plan in order to maximize the grantee's personal tax benefits.

13.      EXCULPATION:

         Each member of the Board of Directors or the Committee, and each officer and employee of the Bank or any subsidiary thereof, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself/herself. In no event shall any person who is or shall have been a member of the Board, or the Committee, or an officer or employee of the Bank be held liable for any determination made or other actions taken or any omission to act in reliance upon any information, or for any action (including the furnishing of information) taken or any failure to act, if done in good faith.

14.      NOTICES:

         All notices under the Plan shall be made in writing, and if to the Bank, shall be delivered personally to the Secretary of the Bank or mailed to its principal office, 919 W. SR 436, Altamonte Springs, FL 32714, addressed to the attention of the Secretary; and if to the recipient of an option, shall be delivered personally or mailed to the recipient at the address appearing in the records of the Bank. Such addresses may be changed at any time by written notice to the other party.





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15.      CONSTRUCTION:

         Wherever the context and facts require such construction, the pronouns used in this agreement shall include the masculine, feminine, neuter, singular, and plural. The various headings used in this Plan document are for convenience only and shall not be used in interpreting the text of the paragraph or subparagraph in which they appear.

16.      GOVERNING LAW:

         This Plan shall be construed and interpreted in accordance with, and the validity of this Plan, and any amendments thereto, shall be judged by the laws of the State of Florida where it was prepared and adopted. Venue for any disputes hereunder of any nature or kind shall be in Seminole County, Florida.

17.      ADOPTION AND APPROVAL OF PLAN.

         Date Plan adopted by Board of Directors:  April 21, 1993
         Date Plan approved by Shareholders:  March 17, 1993





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